As filed with the Securities and Exchange Commission on October 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLECO POWER LLC

(Exact name of registrant as specified in its charter)

Louisiana	72-0244480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(318) 484-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wade A. Hoefling

Senior Vice President—General Counsel and

Director of Regulatory Compliance

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(318) 484-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David F. Taylor

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, Texas 77002

(713) 226-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Debt Securities	400,000,000	100%	$400,000,000	$54,560(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest, if any. The aggregate initial offering price of all debt securities issued from time to time pursuant to this registration statement shall not exceed $400,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. Such amount represents the principal amount of any debt securities issued at their stated principal amount and the issue price rather than the principal amount of any debt securities issued at an original issue discount. The aggregate principal amount of the debt securities may be increased if any debt securities are issued at an original issue discount by an amount such that the offering price to be received by the registrant shall be equal to the above amount to be registered. Any offering of debt securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such securities at the time of the initial offering.
(2)	Pursuant to Rule 415(a)(6) under the Securities Act the securities registered pursuant to this registration statement include $400,000,000 of unsold securities previously registered on the Registrant’s Registration Statement on Form S-3 (dated August 26, 2011, Registration No. 333-162773) (the “Prior Registration Statement”). The amount of the registration fee associated with such securities that was previously paid with the Prior Registration Statement was $62,150, of which $40,109 is remaining and which amount will be used to offset the $54,560 that is to be paid in connection with this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

Cleco Power LLC

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

(318) 484-7400

$400,000,000

Debt Securities

We may offer and sell up to $400,000,000 of our debt securities in one or more series by using this prospectus. We will establish the terms for our debt securities at the time we sell them and we will describe them in one or more supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement.

Investing in our debt securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 31, 2012.

About This Prospectus

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a “shelf” registration process. By using this process, we may offer up to $400,000,000 of our debt securities in one or more offerings. This prospectus provides you with a description of the debt securities we may offer. Each time we offer debt securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the “Where You Can Find More Information” section of this prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus and the applicable prospectus supplement to “Cleco Corporation” mean Cleco Corporation, a Louisiana Corporation, and its subsidiaries, including us.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus, and any information incorporated by reference is current only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes “forward-looking statements” about future events, circumstances, and results. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements, including, without limitation; future capital expenditures; projections, including with respect to base revenue; business strategies; goals, beliefs, plans and objectives; competitive strengths; market developments; development and operation of facilities; growth in sales volume; meeting capacity requirements; including through Requests for Proposals; expansion of service to certain customers and service to new customers; future environmental regulations and remediation liabilities; electric customer credits; and the anticipated outcome of various regulatory and legal proceedings. Generally, you can identify our forward-looking statements by the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or other similar words.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

In addition to any assumptions and other factors referred to specifically in connection with our forward-looking statements, the following list identifies some of the factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements:

•

factors affecting utility operations, such as unusual weather conditions or other natural phenomena; catastrophic weather-related damage (such as hurricanes and other storms or other severe drought conditions); unscheduled generation outages; unanticipated maintenance or repairs; unanticipated changes to fuel costs; fuel supply costs or availability constraints due to higher demand, shortages, transportation problems or other developments; fuel mix of our generation facilities, decreased customer load; environmental incidents; environmental compliance costs; and power transmission system constraints;

•	our ability to recover costs incurred on projects funded, in whole or in part, through government grants;

•	our ability to maintain our right to sell wholesale generation at market-based rates within our control area;

•	our dependence for energy from sources other than our facilities and the uncertainty of future sources of such additional energy;

•	nonperformance by and creditworthiness of counterparties under power purchase agreements, or the restructuring of those agreements, including possible termination;

•

regulatory factors such as changes in rate-setting policies, recovery of investments made under traditional regulation, recovery of storm restoration costs; the frequency and timing of rate increases or decreases, the results of periodic North American Electric Reliability Corporation (“NERC”) audits and Louisiana Public Service Commission (“LPSC”) fuel audits, the formation of independent coordinators of transmission, including possible participation in a regional transmission organization and our ability to recover related transmission upgrade costs, and our compliance with the Electric Reliability Organization’s reliability standards for bulk power systems;

•

financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Federal Energy Regulatory Commission (“FERC”), the LPSC or similar entities with regulatory or accounting oversight;

•

economic conditions, including the ability of customers to continue paying for utility bills, related growth and/or down-sizing of businesses in our service area, monetary fluctuations, changes in commodity prices, and inflation rates;

•	the current global and U.S. economic and financial environment;

•	our credit ratings;

•	ability to remain in compliance with debt covenants;

•

changes in market conditions and a variety of other factors associated with physical energy, financial transactions, and energy service activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, interest rates and warranty risks;

•	the availability and use of alternative sources of energy and technologies;

•	the imposition of energy efficiency requirements or of increased conservation efforts of customers;

•	reliability of our generating facilities;

•	acts of terrorism, cyber-attacks, data security breaches or other attempts to disrupt our business or the businesses of third parties, or other man-made disasters;

•

availability or cost of capital resulting from changes in our business or financial condition, interest rates and securities ratings or market perceptions of the electric utility industry and energy-related industries;

•	changes in tax laws or disallowances of uncertain tax positions that may result in a change to tax benefits or expenses;

•	employee work force factors, including work stoppages and changes in key executives;

•

legal, environmental, and regulatory delays and other obstacles associated with mergers, acquisitions, reorganizations, investments in joint ventures, or other capital projects, including the joint project to upgrade the Acadiana Load Pocket transmission system and the Advanced Metering Infrastructure project;

•	costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters;

•	changes in federal, state or local laws, and changes in tax laws or rates, or regulating policies;

•

the impact of current or future environmental laws and regulations, including those related to greenhouse gases and energy efficiency, which could limit, or terminate, the operation of certain generating units, increase costs, reduce customer demand for electricity or otherwise materially adversely impact our financial conditions or results of operations;

•	our ability to recover, from our retail customers, the costs of compliance with environmental laws and regulations;

•	the ability of the Dolet Hills lignite reserve to provide sufficient fuel to the Dolet Hills Power Station until at least 2026; and

•	other factors we discuss in this prospectus, any accompanying prospectus supplement and our other filings with the Securities and Exchange Commission.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

Cleco Power

We are a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a regional energy services holding company. We are an electric utility engaged principally in the generation, transmission, distribution and sale of electricity within Louisiana. We are regulated by the LPSC and FERC, which determine the rates we can charge our customers, as well as other governmental authorities. We serve approximately 281,000 customers in Louisiana through our retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts.

Cleco Corporation, subject to certain limited exceptions, is exempt from regulation as a public utility holding company pursuant to provisions of the Public Utility Holding Company Act of 2005.

Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our telephone number at this address is (318) 484-7400. Our parent company’s homepage on the Internet is located at http://www.cleco.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission are available, free of charge, through this website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the Securities and Exchange Commission. Information on this website or any other website is not incorporated by reference into this prospectus or any accompanying prospectus supplement and does not constitute a part of this prospectus or any accompanying prospectus supplement. For additional information regarding reports and other information we file with or furnish to the Securities and Exchange Commission and obtaining other information about us, please read “Where You Can Find More Information” beginning on page 24 of this prospectus.

Ratio of Earnings to Fixed Charges

The following table sets forth, in accordance with Securities and Exchange Commission requirements, our ratio of earnings from continuing operations to fixed charges for each of the periods indicated:

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings from Continuing Operations to Fixed Charges(1)	3.75x	3.10x	3.54x	2.46x	3.10x	3.64x

(1)	We do not believe that the ratio for the nine-month period is necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the Securities and Exchange Commission.

For the purpose of calculating the ratio of earnings to fixed charges, earnings represent the aggregate of income from continuing operations before income taxes and fixed charges. Fixed charges, include interest expense, amortized premiums or discounts on capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

Risk Factors

Investing in our debt securities involves risk. You should carefully consider all of the information included or incorporated by reference in this prospectus and any accompanying prospectus supplement before deciding whether to make an investment in our debt securities. In particular, you should carefully consider the risks described below and in our annual report, quarterly reports and current reports incorporated by reference in this prospectus and any accompanying prospectus supplement as well as the factors listed under “Cautionary Statement Regarding Forward-Looking Statements.” There may be additional risks that are not currently known to us or that we do not currently consider material. These risks and uncertainties could have an adverse effect on our business, including, depending on the circumstances, our results of operations and financial condition, or could adversely affect the value of our debt securities.

Transmission constraints could have a material adverse effect on our results of operations, financial condition and cash flows.

We rely on two main suppliers of electric transmission when accessing external power markets. At times, even after completion of the Acadiana Load Pocket project, physical constraints limit the amount of purchased power these transmission providers can deliver into our service territory, which in turn can affect capacity or power purchases under long-term contracts, as well as spot market power purchases. If the amount of purchased power actually delivered into our transmission system were to be less than the amount of power contracted for delivery, we may rely on our own generation facilities to meet customer demand. Our incremental generation cost at that time could be higher than the cost to purchase power from the wholesale power market, thereby increasing our customers’ ultimate cost. In addition, the LPSC may not allow us to recover part or all of our incremental generation cost, which could be substantial.

The LPSC conducts fuel audits that could result in us making substantial refunds of previously recorded revenue.

Generally, fuel and purchased power expenses are recovered through the LPSC-established fuel adjustment clause, which enables us to pass on to our customers substantially all such expenses. Recovery of fuel adjustment clause costs is subject to a periodic fuel audit by the LPSC. The LPSC Fuel Adjustment Clause General Order issued November 6, 1997, in Docket No. U-21497 provides that an audit will be performed not less than every other year.

We currently have fuel adjustment clause filings for 2009 through 2011 subject to audit. Management is not able to predict or give a reasonable estimate of the possible range of the disallowance, if any, related to these filings. However, if a disallowance of fuel costs is ordered resulting in a refund, any such refund could have a material adverse effect on our results of operations, financial condition, and cash flows. The most recent fuel audit completed by the LPSC were for the years 2003 through 2008 and resulted in us making refunds of $0.4 million plus interest to our customers during the September 2012 billing cycle.

The LPSC conducts environmental audits that could result in us making substantial refunds of previously recorded revenue.

In July 2009, the LPSC issued Docket No. U-29380 Subdocket A, which provides for an environmental adjustment clause to recover certain costs of environmental compliance as an adder to customers’ bills. The costs eligible for recovery are prudently incurred air emissions credits associated with complying with federal, state, and local air emission regulations that apply to the generation of electricity reduced by the sale of such allowances. Also eligible for recovery are variable emission mitigation costs, which are the cost of reagents such as ammonia and limestone that are used to reduce air emissions. These variable emission mitigation costs were historically recovered through the Fuel Adjustment Clause.

We currently have environmental adjustment clause filings for 2010 through 2012 subject to audit. Management is not able to predict or give a reasonable estimate of the possible range of the disallowance, if any, related to these filings. However, if a disallowance of environmental costs is ordered resulting in a refund, any such refund could have a material adverse effect on our results of operations, financial condition, and cash flows. The most recent environmental audit completed by the LPSC was for the period October 2009 through October 2010 and resulted in no disallowance of costs to be refunded to customers.

We are subject to market risk associated with fuel cost hedges relating to open natural gas contracts. We have risk management policies which cannot eliminate all risk involved in our energy commodity activities.

We enter into fuel cost hedge positions to mitigate the volatility in fuel costs passed through to our retail customers. When these positions close, actual gains or losses are deferred and included in the fuel adjustment clause in the month the physical contract settles. However, recovery of any of these fuel adjustment clause costs is subject to, and may be disallowed as part of, a prudency review or a periodic fuel audit conducted by the LPSC.

We manage our exposure to energy commodity activities by maintaining risk management policies and establishing and enforcing risk limits and risk management procedures. These risk limits and risk management procedures cannot eliminate all risk associated with these activities, particularly if intentional misconduct is involved.

Financial derivatives reforms could increase the liquidity needs and costs of our commercial trading operations.

In July 2010, Congress enacted federal legislation to reform financial markets that significantly alters how over-the-counter (“OTC”) derivatives are regulated. The law increased regulatory oversight of OTC energy derivatives, including (1) requiring standardized OTC derivatives to be traded on registered exchanges regulated by the Commodity Futures Trading Commission (“CFTC”), (2) imposing new and potentially higher capital and margin requirements and (3) authorizing the establishment of overall volume and position limits. The law gives the CFTC authority to exempt end users of energy commodities which could reduce, but not eliminate, the applicability of these measures to us and other end users. These requirements could cause our future OTC transactions to be more costly and have an adverse effect on our liquidity due to additional capital requirements. In addition, by standardizing OTC products, these reforms could limit the effectiveness of our hedging programs because we would have less ability to tailor OTC derivatives to match the precise risk we are seeking to protect.

We are subject to the fluctuation in the market prices of various commodities which may increase the cost of producing power.

We purchase natural gas, petroleum coke, lignite, and coal under long-term contracts and on the spot market. Historically, the markets for natural gas, petroleum coke, and coal have been volatile and are likely to remain volatile in the future. Our retail and wholesale rates include a fuel adjustment clause that enables us to adjust rates for monthly fluctuations in the cost of fuel and purchased power. However, recovery of any of these fuel adjustment clause costs is subject to, and may be disallowed as part of, a prudency review or a periodic fuel audit conducted by the LPSC or FERC.

The global economic environment and uncertainty may negatively impact our business and financial condition, pension plan, lenders and customers.

The global economic environment and uncertainty may have an impact on our business and financial condition. Our ability to access capital markets could be severely restricted. This could have a material adverse impact on our ability to fund capital expenditures or debt service, or on our flexibility to react to changing economic and business conditions. Our pension plan portfolio has experienced significant volatility due to market conditions and may experience material losses in the future. The losses, in conjunction with plan funding requirements, could result in required pension plan contributions significantly higher and earlier than previously anticipated, which could have a material adverse impact on our results of operations, financial condition and cash flows. Further, the current economic environment and uncertainty could have a material adverse impact on our lenders or our customers, causing them to fail to meet their obligations to us or to delay payment of such obligations. Additionally, the current economic environment and uncertainty could lead to reduced electricity usage, which could have a material adverse impact on our results of operations, financial condition and cash flows.

Our future electricity sales and corresponding base revenue and cash flows could be adversely affected by general economic conditions.

General economic conditions can negatively impact the businesses of our industrial and commercial customers, resulting in decreased power purchases and lower base revenue. The recent recession adversely affected MWh sales due to closures and a reduction in load requirements across our industrial customer base, particularly among manufacturers of wood and paper products. The paper industry remains vulnerable to decreasing demand for its products, and the downturn in residential home construction has also caused a significant reduction in the demand and prices for lumber and other wood products. Reduced production or the shutdown of any of these customers’ facilities could substantially reduce our base revenue.

Future electricity sales could be impacted by industrial customers switching to alternative sources of energy, including on-site power generation, and retail customers consuming less electricity due to increased conservation efforts or increased electric usage efficiency.

Our generation facilities are susceptible to unplanned outages, significant maintenance requirements and interruption of fuel deliveries.

The operation of power generation facilities involves many risks, including breakdown or failure of equipment, fuel supply interruption, and performance below expected levels of output or efficiency. Almost one-third of our net capacity is at facilities that were originally constructed before 1980. Older equipment, even if maintained in accordance with good engineering practices, may require significant expenditures to operate at peak efficiency or availability, or in compliance with environmental permits. If we fail to make adequate expenditures for equipment maintenance, we risk incurring more frequent unplanned outages, higher than anticipated operating and maintenance expenditures, increased fuel or power purchase costs, and potentially the loss of revenue related to competitive opportunities. Newer equipment, such as that installed at Madison Unit 3, can be subject to startup issues, such as failures due to immaturity of control equipment safeguards and experience with operating under forced outage conditions.

Our generating facilities are fueled primarily by coal, natural gas, petroleum coke, and lignite. The deliverability of these fuel sources may be constrained due to such factors as higher demand, production shortages, weather-related disturbances or lack of transportation capacity. If the suppliers are unable to deliver the contracted volume of fuel, we would have to replace any deficiency with alternative sources, which may not be as favorable and could increase the ultimate cost of fuel to customers. Fuel and purchased power expenses are recovered from customers through the fuel adjustment clause, which is subject to refund until either a prudency review or a periodic fuel audit is conducted by the LPSC.

Competition for access to other natural resources, particularly oil and natural gas, could negatively impact our ability to access our lignite reserves. Land owners may grant other parties access for oil and natural gas drilling in the same area to which we have been granted access for lignite reserves. Placement of drilling rigs and pipelines for developing oil and gas reserves can preclude access to lignite in the same areas, making right of first access critical with respect to extracting lignite. Competition for the right of first access may need to be determined through legal processes. Additionally, we could be liable for the impacts of other companies’ activities on lands that have been mined and reclaimed by us. Loss of access to lignite reserves or the liability for impacts on reclaimed lands could have material adverse effects to our results of operations, financial condition, and cash flows.

We are subject to mandatory reliability standards and critical infrastructure protection. Fines and civil penalties are imposed on those who fail to comply with these standards.

NERC serves as the Electric Reliability Organization with authority to establish and enforce mandatory reliability and infrastructure protection standards, subject to FERC approval, for users of the nation’s transmission system. FERC enforces compliance with these standards. New standards are being developed and existing standards are continuously being modified.

As these standards continue to be adopted and modified, they may impose additional compliance requirements on us, which may result in an increase in capital expenditures and operating expenses. Failure to comply with these standards can result in the imposition of material fines and civil penalties.

In February 2010, the Southwest Power Pool (“SPP”) Regional Entity notified us that an audit would be conducted to determine our compliance with the NERC Reliability Standard and Critical Infrastructure Protection cybersecurity standard requirements. The audit was conducted in April 2010. We submitted mitigation plans and evidence of remedial efforts in connection with the SPP’s initial findings from the audit. We and the SPP agreed to a financial settlement totaling less than $0.1 million, which has been approved by the NERC. Our next scheduled audit will begin in 2013. Management is unable to predict the outcome of the future audit or whether it will have a material adverse effect on our results of operations, financial condition, and cash flows.

Our costs of compliance with environmental laws and regulations are significant. The costs of compliance with new environmental laws and regulations, as well as the incurrence of incremental environmental liabilities, could be significant to us.

We are subject to extensive environmental oversight by federal, state, and local authorities and are required to comply with numerous environmental laws and regulations related to air quality, water quality, waste management, natural resources, and health and safety. We also are required to obtain and comply with numerous governmental permits in operating our facilities. Existing environmental laws, regulations, and permits could be revised or reinterpreted, and new laws and regulations could be adopted or become applicable to us. For example, the U.S. Environmental Protection Agency (“EPA”) has announced rules that regulate CO2 and hazardous air pollutants from electric generating units. We may incur significant capital expenditures or additional operating costs to comply with these revisions, reinterpretations, and new requirements. If we fail to comply, we could be subject to civil or criminal liabilities and fines or may be forced to shut down or reduce production from our facilities. We cannot predict the outcome of pending or future legislative and rulemaking proposals.

Environmental advocacy groups, states, other organizations, some government agencies, and the presidential administration are focusing considerable attention on the potential role in climate change from power generation facilities emissions, including CO2 emissions. Future changes in environmental regulations governing power plant emissions could make some of our electric generating units uneconomical to maintain or operate. In addition, any legal obligation that would require us to substantially reduce our emissions beyond present levels could require extensive mitigation efforts and could raise uncertainty about the future viability of some fossil fuels as an energy source for new and existing electric generation facilities. We cannot predict the outcome of pending or future legislative and rulemaking proposals.

We may request recovery from our customers of our costs to comply with new environmental laws and regulations. If the LPSC were to deny our request to recover all or part of our environmental compliance costs, there could be a material adverse effect on our results of operations, financial condition and cash flows.

We operate in a highly regulated environment, and adverse regulatory decisions or changes in applicable regulations could have a material adverse effect on our businesses or result in significant additional costs.

Our business is subject to extensive federal, state, and local energy, environmental and other laws and regulations. The LPSC regulates our retail operations, and FERC regulates our wholesale operations. The construction, planning and siting of our power plants and transmission lines also are subject to the jurisdiction of the LPSC and FERC. Additional regulatory authorities have jurisdiction over some of our operations and construction projects including the EPA, the U.S. Bureau of Land Management, the U.S. Fish and Wildlife Services, the U.S. Department of Energy, the U.S. Army Corps of Engineers, the U.S. Department of Homeland Security, the Occupational Safety and Health Administration, the U.S. Department of Transportation, the Louisiana Department of Environmental Quality, the Louisiana Department of Health and Hospitals, the Louisiana Department of Natural Resources, the Louisiana Department of Public Safety, regional water quality boards, and various local regulatory districts.

We must periodically apply for licenses and permits from these various regulatory authorities and abide by their respective orders. Should we be unsuccessful in obtaining necessary licenses or permits or should these regulatory authorities initiate any investigations or enforcement actions or impose penalties or disallowances on us, our business could be adversely affected. Existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to us or our facilities in a manner that may have a detrimental effect on our business or result in significant additional costs because of our need to comply with those requirements.

Our operating results are affected by weather conditions and may fluctuate on a seasonal and quarterly basis.

Weather conditions directly influence the demand for electricity, particularly kilowatt hours sales to residential customers. In our service territory, demand for power typically peaks during the hot summer months. As a result, our financial results may fluctuate on a seasonal basis. In addition, we have sold less power, and consequently earned less income, when weather conditions were milder. Unusually mild weather in the future could have a material adverse impact on our results of operations, financial condition and cash flows.

Severe weather, including hurricanes and winter storms, can be destructive, causing outages and property damage that can potentially result in additional expenses and lower revenue. Extreme drought conditions can impact the availability of cooling water to support the operations of generating plants, which can also result in additional expenses and lower revenue.

Our retail electric rates and business practices are regulated by the LPSC, and reviews may result in refunds to customers.

Our retail rates for residential, commercial, and industrial customers and other retail sales are regulated by the LPSC, which conducts an annual review of our earnings and regulatory return on equity. Through 2009, we filed annual monitoring reports with the LPSC for 12-month periods ended September 30. In 2010, the reports were filed for 12-month periods ended June 30 and September 30. Beginning in 2011, we filed the annual monitoring report for the 12-month period ended June 30. We could be required to make a substantial refund of previously recorded revenue as a result of the LPSC review, and such refund could result in a material adverse effect on our results of operations, financial condition, and cash flows.

Our wholesale electric rates and business practices are regulated by FERC, and Cleco Corporation could lose the right to sell at market-based rates.

Our wholesale rates are regulated by FERC, which conducts a review of our generation market power every three years, in addition to each time generation capacity changes. If FERC determines that we possesses generation market power in excess of certain thresholds, we could lose the right to sell wholesale generation at market-based rates within its control area, which could result in a material adverse effect on our results of operations, financial condition and cash flows.

A downgrade in our credit rating could result in an increase in our respective borrowing costs and a reduced pool of potential investors and funding sources.

While our senior unsecured debt ratings are currently investment grade, in recent years such ratings have been downgraded or put on negative watch by Moody’s and Standard & Poor’s. We cannot assure that our current debt ratings will remain in effect for any given period of time or that one or more of our debt ratings will not be lowered or withdrawn entirely by a rating agency. Credit ratings are not recommendations to buy, sell, or hold securities and each rating should be evaluated independently of any other rating. If Moody’s and Standard & Poor’s were to downgrade our long-term ratings, particularly below investment grade, the value of our debt securities would likely be adversely affected, and our borrowing cost would likely increase. In addition, we would likely be required to pay higher interest rates in future debt financings and be subject to more onerous debt covenants, and our pool of potential investors and funding sources could decrease.

The LPSC and FERC regulate the rates that we can charge its customers.

Our ongoing financial viability depends on our ability to recover our costs from our LPSC-jurisdictional customers in a timely manner through our LPSC-approved rates and our ability to pass through to our FERC customers in rates our FERC-authorized revenue requirements. Our financial viability also depends on our ability to recover in rates an adequate return on capital, including long-term debt and equity. If we are unable to recover any material amount of our costs in rates in a timely manner or recover an adequate return on capital, our results of operations, financial condition and cash flows could be materially adversely affected.

Our revenues and earnings are substantially affected by regulatory proceedings known as rate cases. During those cases, the LPSC or FERC determines our rate base, depreciation rates, operation and maintenance costs, and administrative and general costs that we may recover from our retail or wholesale customers through our rates. These proceedings may examine, among other things, the prudence of our operation and maintenance practices, level of subject expenditures, allowed rates of return, and previously incurred capital expenditures. The LPSC and FERC have the authority to disallow costs found not to have been prudently incurred. These regulatory proceedings typically involve multiple parties, including governmental bodies and officials, consumer advocacy groups, and various consumers of energy, who have differing concerns but who have the common objective of limiting rate increases or reducing rates. Rate cases generally have long timelines, which may be limited by statute. Decisions are typically subject to appeal, potentially leading to additional uncertainty.

Changes in technology may negatively impact the value of our generation facilities.

A basic premise of our business is that generating electricity at central power plants achieves economies of scale and produces electricity at a relatively low price. There are alternate technologies to produce electricity, most notably fuel cells, microturbines, wind turbines, and photovoltaic (solar) cells. Many companies and organizations conduct research and development activities to seek improvements in alternative technologies. It is possible that advances will reduce the cost of alternative methods of electricity production to a level that is equal to or below that of most central station production. Also, as new technologies are developed and become available, the quantity and pattern of electricity usage by customers could decline, with a corresponding decline in revenues derived by generators. In addition, the current presidential administration and certain members of the U.S. Congress have voiced support for such alternative energy sources. As a result, the value of our generation facilities could be significantly reduced.

Our insurance coverage may not be sufficient.

We currently have general liability and property insurance in place to cover certain of our facilities in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. Insurance coverage may not be available in the future at current costs or on commercially reasonable terms, and the insurance proceeds received for any loss of, or any damage to, any of our facilities may not be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition, and cash flows.

Like other utilities that serve coastal regions, we do not have insurance covering our transmission and distribution system, other than substations, because we believe such insurance to be cost prohibitive. In the future, we may not be able to recover the costs incurred in restoring transmission and distribution properties following hurricanes or other natural disasters through issuance of storm recovery bonds or a change in our regulated rates or otherwise, or any such recovery may not be timely granted. Therefore, we may not be able to restore any loss of, or damage to, any of our transmission and distribution properties without negative impact on our results of operations, financial condition and cash flows.

The outcome of legal proceedings cannot be predicted. An adverse finding could have a material adverse effect on our financial condition.

We are party to various litigation matters arising out of our business operations. The ultimate outcome of these matters cannot presently be determined, nor, in many cases, can the liability that could potentially result from a negative outcome in each case presently be reasonably estimated. The liability that we may ultimately incur with respect to any of these cases in the event of a negative outcome may be in excess of amounts currently reserved and insured against with respect to such matters and, as a result, these matters may have a material adverse effect on our results of operations, financial condition and cash flows.

Changes in taxation as well as the inherent difficulty in quantifying potential tax effects of business decisions could negatively impact our financial condition.

We make judgments regarding the potential tax effects of various financial transactions and results of operations to estimate our obligations to taxing authorities. These tax obligations include income, franchise, real estate, sales and use and employment-related taxes. These judgments include reserves for potential adverse outcomes regarding tax positions that have been taken. Changes in federal, state, or local tax laws, adverse tax audit results, or adverse tax rulings on positions taken by us could negatively affect our results of operations, financial condition and cash flows.

We may experience increased costs arising from health care reform.

In March 2010, Congress passed, and the President signed, the Patient Protection and Affordable Care Act. This law may have a significant impact on health care providers, insurers, and others associated with the health care industry. We are continuing to evaluate the impact of this comprehensive law on our business and have made the required changes to our health plan for 2012. Federal and state governments may propose other health care initiatives and revisions to the health care and health insurance systems. It is uncertain what legislative programs, if any, will be adopted in the future, or what action Congress or state legislatures may take regarding other health care reform proposals or legislation. Although the law has passed, many regulations have yet to be written; therefore, management cannot yet quantify the impact of these regulations, including those relating to the establishment of exchanges and the applicability of excise taxes on excess health benefits. The new regulations may have a material adverse effect on our results of operations, financial condition and cash flows.

Man-made problems such as computer viruses or terrorism may negatively impact our operating results.

Man-made problems such as computer viruses or terrorism may disrupt our operations and harm our operating results. We operate in a highly regulated industry that requires the continued operation of sophisticated information technology systems and network infrastructure. Despite the implementation of security measures, all of our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism, and other causes. If our technology systems were to fail and we were unable to recover in a timely way, we would be unable to fulfill critical business functions, which could have a material adverse effect on our business, operating results, financial condition, and cash flows. In addition, our generation plants, fuel storage facilities, transmission, and distribution facilities may be targets of terrorist activities that could disrupt our ability to produce or distribute some portion of their energy products. Any such disruption could result in a material decrease in revenues and significant additional costs to repair and insure our assets, which could have a material adverse effect on our business, operating results, financial condition, and cash flows. The continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the U.S. and other countries and create further uncertainties or otherwise materially harm our business, operating results, financial condition, and cash flows.

Our unsecured and unsubordinated obligations, including, without limitation, our senior notes, will be effectively subordinated to any of our secured debt and the debt and any preferred equity of any of our subsidiaries.

Our senior notes and our obligations under various loan agreements and refunding agreements with the Rapides Finance Authority, the Louisiana Public Facilities Authority and other issuers of tax-exempt bonds for our benefit are unsecured and rank equally with all of our existing and future unsecured and unsubordinated indebtedness. As of September 30, 2012, we had an aggregate of $1.2 billion of unsecured and unsubordinated indebtedness. Our unsecured and unsubordinated indebtedness will be effectively subordinated to, and thus have a junior position to, any secured debt that we may have outstanding from time to time (including any mortgage bonds) with respect to the assets securing such debt. As of September 30, 2012, we had no secured indebtedness outstanding. We may issue mortgage bonds in the future under our Indenture of Mortgage, and holders of mortgage bonds would have a prior claim on certain of our material assets upon dissolution, winding up, liquidation or reorganization. Additionally, our ability (and the ability of our creditors, including holders of our senior notes) to participate in the assets of our subsidiary, Cleco Katrina/Rita, is subject to the prior claims of the subsidiary’s creditors. As of September 30, 2012, Cleco Katrina/Rita had $130.2 million of indebtedness outstanding.

Use of Proceeds

Unless we inform you otherwise in an accompanying prospectus supplement, we anticipate using net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes. The purposes may include, but are not limited to:

•	working capital;

•	capital expenditures;

•	equity investments in existing and future projects;

•	acquisitions;

•	the payment of distributions to Cleco Corporation; and

•	the repayment or refinancing of our indebtedness, including intercompany indebtedness.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

Description of the Debt Securities

We may from time to time offer debt securities consisting of our unsecured debentures, notes or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $400,000,000 pursuant to this prospectus. We refer to these debentures, notes or other evidences of indebtedness as the “debt securities.” The following description highlights the general terms and provisions of the debt securities. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

The debt securities will be issued under an indenture, dated as of October 1, 1988, between us (as successor to Cleco Utility Group, Inc.) and Bankers Trust Company, as supplemented and amended. The Bank of New York Mellon Trust Company, N.A. is the current trustee under the indenture. Copies of the indenture and the Agreement of Resignation, Appointment and Acceptance under which The Bank of New York (predecessor to the current trustee) succeeded Bankers Trust Company as trustee under the indenture are included among the exhibits to the registration statement of which this prospectus is a part.

We have summarized selected provisions of the indenture below. You should read the indenture filed as an exhibit to the registration statement of which this prospectus is a part for any provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. In describing the provisions of the indenture, we use the term “corporation” as it is defined in the indenture. The indenture defines “corporation” to include corporations, associations, companies and business trusts.

General

The indenture does not limit the principal amount of unsecured debentures, notes or other obligations that we may issue under it from time to time in one or more series. The term “indenture securities,” as used in this prospectus, refers to all of these obligations issued and issuable under the indenture from time to time and includes the debt securities. We may issue additional indenture securities, in addition to the debt securities, in the future under the indenture. At September 30, 2012, we had $920.0 million principal amount of indenture securities issued and outstanding under the indenture, consisting of $75.0 million principal amount of 5.375% notes due 2013, $50.0 million principal amount of 4.95% notes due 2015, $250.0 million principal amount of 6.65% notes due 2018, $295.0 million principal amount of 6.50% notes due 2035 and $250.0 million principal amount of 6.00% notes due 2040.

A prospectus supplement relating to any series of debt securities being offered by this prospectus will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and series of the debt securities;

•	the total principal amount of the debt securities;

•	any limit on the aggregate principal amount of a series of debt securities;

•	the date on which the principal of the debt securities is payable;

•	the interest rate that the debt securities will bear, if any, including any method or formula to determine such rate, and the interest payment dates for the debt securities;

•	the place where the principal, premium, if any, and/or interest, if any, on the debt securities will be payable;

•	any optional redemption periods and the terms of the optional redemption;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the manner in which payments of principal, premium, if any, and/or interest, if any, on the debt securities will be determined, if these amounts will be based on an index, formula or other method;

•	whether we will sell the debt securities, including original issue discount debt securities, at a substantial discount below their stated principal amount;

•	the currency in which payment of principal, premium, if any, and interest, if any, on the debt securities will be payable, if other than U.S. currency; and

•	any other terms of the debt securities. (Section 301)

We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Ranking; Limitations on Mortgages and Liens

The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. As of September 30, 2012, we had an aggregate of $1.2 billion of unsecured and unsubordinated indebtedness that would rank equal with the debt securities. As of September 30, 2012, we had no outstanding first mortgage bonds issued under and secured by an Indenture of Mortgage, dated as of July 1, 1950, between us (as successor to Central Louisiana Electric Company, Inc.) and The National Bank of Commerce in New Orleans, as supplemented and amended. The Bank of New York Mellon Trust Company, N.A. is the current trustee under the mortgage indenture. In this prospectus, we sometimes refer to this Indenture of Mortgage, as it may hereafter be amended and supplement from time to time, as the “mortgage indenture.” We may issue first mortgage bonds in the future under the mortgage indenture, and holders of the first mortgage bonds issued under the mortgage indenture would have a prior claim on certain of our material assets upon our dissolution, winding up, liquidation or reorganization.

In addition, holders of the debt securities will be effectively subordinated to the claims of creditors and any preferred equity holders of our subsidiaries with respect to the assets and operations of such subsidiaries. As of September 30, 2012, our sole subsidiary, Cleco Katrina/Rita Hurricane Recovery Funding LLC, had $130.2 million of indebtedness outstanding.

So long as any indenture securities remain outstanding, the indenture prohibits us from creating or permitting any mortgage, lien or similar encumbrance, which we call a “mortgage,” on any of our properties, unless we secure the indenture securities equally and ratably with the mortgage being created or permitted. This prohibition does not apply to:

•	mortgages to secure first mortgage bonds issued under the mortgage indenture;

•	“permitted liens” as defined in the Twenty-Fifth Supplemental Indenture to the mortgage indenture;

•

the following mortgages, provided that the mortgages do not apply to property previously owned by us or one of our subsidiaries, other than unimproved real property on which the construction or improvement is located:

•

mortgages to secure or provide for the payment of all or any part of the purchase price or cost of property acquired, constructed or improved by us or one of our subsidiaries after the date of the indenture that are created or assumed

•	within 120 days after the acquisition or completion of construction or improvement, or

•	within six months of the 120-day period, if pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, or

•	mortgages on any property existing at the time the property is acquired;

•	existing mortgages of a corporation merged with or into us or one of our subsidiaries;

•	mortgages of any corporation existing at the time it becomes one of our subsidiaries;

•	mortgages securing debt owed by one of our subsidiaries to us or to another one of our subsidiaries;

•

mortgages in favor of governmental bodies to secure advances or other payments under any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to these mortgages, including mortgages to secure pollution control or industrial revenue bonds;

•	mortgages to secure loans to us or one of our subsidiaries maturing within 12 months and made in the ordinary course of business;

•

mortgages on any property, including any natural gas, oil or other mineral property, to secure all or part of the cost of exploration, drilling or development of the property or to secure debt incurred to provide funds for any of these costs;

•	mortgages existing on the date of the indenture;

•	certain mortgages typically incurred in the ordinary course of business, including mortgages resulting from legal proceedings contested in good faith;

•	mortgages for extending, renewing or replacing indebtedness secured by any of the mortgages described in the bullet point items above, so long as

•

the principal amount of the indebtedness secured by these mortgages is not more than the principal amount of indebtedness secured at the time of the extension, renewal or replacement plus any premiums incurred in retiring the indebtedness, and

•	the mortgage for the extension, renewal or replacement is limited to the original property or indebtedness (plus improvements on such property);

•	mortgages on any property of our subsidiaries, unless the property of the subsidiary is being used to secure any of our indebtedness; or

•

the issuance, assumption or guarantee by us or one of our subsidiaries of indebtedness secured by a mortgage up to an amount that, together with all other of our secured indebtedness that does not fall under one of the above exceptions, is less than 5% of our “consolidated net tangible assets,” which consists of:

•	the total amount of assets appearing on our balance sheet or consolidated balance sheet, minus certain amounts for depreciation, intangible assets and other items. (Section 1009)

Modification of the Indenture

We and the trustee may modify the indenture without the consent of holders of indenture securities to do certain things, such as to establish the form and terms of a series of indenture securities or to add to our covenants under the indenture for the benefit of holders. (Section 901) Additionally, with certain exceptions, we and the trustee may modify the indenture or the rights of the holders of indenture securities if we obtain the consent of the holders of at least 50% in principal amount of all outstanding indenture securities affected by the modification. However, modifications of provisions of the indenture involving the following items will not be effective against any holder without the holder’s consent:

•	the principal, premium or interest payment terms of any indenture security;

•	waivers of past defaults or certain requirements for quorum and voting; and

•	with certain exceptions, percentage requirements for modification or waiver of provisions of the indenture. (Section 902)

Events of Default

With respect to indenture securities of a particular series, the following are events of default under the indenture:

•	failure for three “business days” (as defined in the indenture) after payment is due to pay principal and/or premium, if any, on any indenture security of the particular series;

•	failure for 30 days after payment is due to pay interest on any indenture security of the particular series;

•	failure for three business days after payment is due to make any sinking fund installment required by the terms of the particular series;

•

with certain exceptions, violation of any covenant or warranty made by us in the indenture that persists for at least 60 days after we have been notified of the violation in the manner provided in the indenture by the trustee or by the holders of 10% of the particular series;

•

default under other mortgages or instruments or under other series of indenture securities resulting in acceleration of indebtedness of over $5 million, unless the default is rescinded or discharged within 90 days after we are given notice in the manner provided in the indenture regarding the default from the trustee or from the holders of 25% of the particular series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to the particular series. (Section 501)

An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the indenture.

If an event of default occurs and continues, either the trustee or the holders of at least 25% of the series may declare those indenture securities due and payable. Holders of a majority of a series of indenture securities may waive past defaults for that series under certain circumstances. (Section 502) We must furnish annually to the trustee a statement regarding performance by us of certain of our obligations under the indenture and any related defaults. (Section 1005)

Satisfaction and Discharge of Indenture

With certain exceptions, we will be discharged from our obligations under the indenture with respect to any series of indenture securities by

•

delivering all outstanding indenture securities (other than indenture securities to which specified conditions apply) to the trustee for cancellation and paying all amounts payable by us under the indenture, or

•	paying the principal, premium, if any, interest, if any, and any other amounts payable by us under the indenture when

•	all outstanding indenture securities (other than indenture securities to which specified conditions apply) have become due and payable or will become due and payable within one year, or

•	for indenture securities redeemable at our option, such indenture securities are to be called for redemption within one year under arrangements satisfactory to the trustee.

In addition to the requirements described above, we must also deliver an officers’ certificate and opinion of counsel to the trustee stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been fulfilled. (Section 401)

Consolidation, Merger, Sale or Conveyance

The indenture allows us to consolidate or merge with another corporation or sell, lease or convey all or substantially all of our assets to another corporation only if

•

we will be the surviving corporation, or the successor corporation is incorporated in the United States and assumes all of our obligations under the indenture securities and the indenture in a manner satisfactory to the trustee, and

•	no default exists immediately after the transaction. (Section 801)

Covenants

We will describe any restrictive covenants for any series of debt securities, other than those described above under “—Ranking; Limitations on Mortgages and Liens,” in the prospectus supplement.

Absence of Event Risk Protections

Unless we inform you otherwise in the prospectus supplement, the covenants contained in the indenture and the debt securities will not contain provisions permitting the holders of debt securities to require prepayment in the event of a change in control of us or our parent company, Cleco Corporation, or in the event we or Cleco Corporation enter into one or more highly leveraged or other transactions, regardless of whether a rating decline results therefrom, nor will any such events be deemed to be Events of Default under the terms of the indenture or the debt securities.

Form, Denomination and Registration; Book-Entry System

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples of $1,000. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities, but we may require you to pay taxes or other governmental charges for exchanges involving transfers under the terms of the indenture. (Section 305)

Unless otherwise indicated in the prospectus supplement, each series of debt securities will be represented by one or more fully registered global notes deposited with, or on behalf of, The Depository Trust Company, as depositary. Unless and until it is exchanged in whole or in part for debt securities in certificated form, no global note may be transferred except as a whole by the depositary or by a nominee of the depositary.

So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global note for all purposes under the indenture. Except as provided below, beneficial owners of a global note representing debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the registered holders of the debt securities under the indenture. Furthermore, no global note representing debt securities will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if that beneficial owner is not a “participant,” as described below, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we were to request any action of holders or if an owner of a beneficial interest in a global note representing debt securities were to desire to take any action that a holder is entitled to take under the indenture,

•	the depositary would authorize the participants holding the relevant beneficial interests to give or take the desired action, and

•	the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

Each global note will be exchangeable for debt securities in certificated form only if:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 60 days, or

•	we, in our sole discretion, determine that the global notes will be exchangeable for certificated notes.

If one of the above events occurs, each global note will be exchangeable for debt securities in certificated form of like tenor and of an equal aggregate principal amount. The certificated debt securities will be registered in the name or names of the beneficial owners of the global note or global notes as the depositary instructs the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global notes.

The following is based on information furnished by the depositary:

The depositary will act as securities depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co., the depositary’s partnership nominee, or such other name as may be requested by an authorized representative of the depositary. One fully-registered global note will be issued for each issue of debt securities, each in the aggregate principal amount of the issue, and will be deposited with the depositary. If however, the aggregate principal amount of any issue exceeds $500 million, one global note will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

The depositary, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that its “participants” deposit with the depositary. The depositary also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depositary include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

The depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the depositary’s system is also available to others such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Purchases of debt securities under the depositary’s system must be made by or through direct participants, which will receive a credit for those debt securities on the depositary’s records. The ownership interest of each beneficial owner of each debt security represented by a global note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of debt securities will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in a global note representing debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners of a global note representing debt securities will not receive debt securities in certificated form representing their ownership interests in the debt securities, except in the event that use of the book-entry system for those debt securities is discontinued.

To facilitate subsequent transfers, all global notes representing debt securities that are deposited with, or on behalf of, the depositary are registered in the name of the depositary’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of the depositary. The deposit of global notes with or on behalf of the depositary and their registration in the name of Cede & Co., or such other nominee, do not effect change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the global notes representing the debt securities. Instead, the depositary’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the depositary nor Cede & Co. (nor any other depositary nominee) will consent or vote with respect to the global notes representing the debt securities, unless authorized by a direct participant in accordance with the depositary’s procedures. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

We will make principal, premium, if any, and/or interest, if any, payments on the global notes representing the debt securities to Cede & Co., or such other nominee as may be requested by an authorized representative of the depositary. The depositary’s practice is to credit direct participants’ accounts upon the depositary’s receipt of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on the depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the applicable participant and not of the depositary, the trustee, any agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of the depositary, if any) will be our responsibility and that of the trustee. Disbursement of such payments to direct participants will be the responsibility of the depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices shall be sent to the depositary. If less than all of the debt securities within an issue are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

A beneficial owner shall give notice of any option to elect to have its debt securities purchased or tendered, through its participant, to the trustee, and shall affect delivery of the applicable debt securities by causing the direct participant to transfer the participant’s interest in the global note representing the debt securities, on the depositary’s records, to the trustee. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the global note or global notes representing the debt securities are transferred by direct participants on the depositary’s records and followed by a book-entry credit of tendered debt securities to the trustee’s depositary account.

The depositary may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the trustee or us. In the event that a successor securities depositary is not obtained, debt securities in certificated form are required to be printed and delivered. Similarly, we may decide to discontinue use of the system of book-entry transfers through the depositary or a successor securities depositary. In that event, debt securities in certificated form will be printed and delivered.

The information in this section concerning the depositary and the depositary’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we, the trustee nor any underwriter, dealer or agent will have any responsibility for the performance by the depositary or its participants or indirect participants of their obligations.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The trustee also may act as a depositary of funds for, make loans (subject to certain limitations) to, and perform other services for us in the normal course of business, including acting as trustee under other indentures of ours. The corporate trust office of the trustee is located at 601 Poydras Street, Suite 2225, New Orleans, Louisiana 70130-6050.

The trustee generally will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer a reasonable indemnity to the trustee against any costs or liabilities the trustee might incur in compliance with such request. (Section 603) The holders of a majority of a series of indenture securities generally may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities. (Section 512) The right of a holder to institute a proceeding under the indenture is subject to certain conditions, but each holder has an absolute right to receive payment of principal, premium, if any, and interest, if any, when due and to institute suit for the enforcement of payment of these amounts. This right is subject to certain limited exceptions in the case of interest. (Section 508) Within 90 days after a default with respect to any series of indenture securities, the trustee is required to give the holders notice of the default, unless the default has been cured or waived. The trustee may withhold this notice if it determines that it is in the best interest of the holders to do so, but the trustee may not withhold notice in this manner with respect to a default in the payment of principal, premium, if any, and/or interest, if any, or sinking fund installment on any indenture security. (Section 602)

The trustee may resign from its duties with respect to the indenture at any time. We may remove the trustee in certain circumstances, and the holders of a majority of a series of indenture securities may remove the trustee with respect to that series at any time. If the trustee resigns, is removed or becomes incapable of acting as trustee or a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture. (Section 610)

The indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the trustee if the trustee has or acquires any “conflicting interest,” as that term is defined in the indenture. (Section 608) In the event the trustee becomes a creditor of ours within four months prior to a default, or subsequent to such a default, the indenture also contains certain limitations on the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property held by it as security for such claim. (Section 613)

Plan of Distribution

We may sell debt securities in and outside the United States:

•	directly to purchasers;

•	through an underwriter or underwriters;

•	through dealers;

•	through agents; or

•	through a combination of any of these methods.

We will describe the terms of any offering of debt securities in the prospectus supplement, including:

•	the method of distribution;

•	the name or names of any underwriters, dealers or agents, and any managing underwriter or underwriters;

•	the purchase price of the debt securities and the proceeds we receive from the sale;

•	any underwriting discounts, agency fees or other form of underwriters’ compensation;

•	any discounts and concessions allowed, reallowed or paid to dealers or agents; and

•	the expected time of delivery of the offered debt securities.

We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

If we use underwriters to sell our debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if any are purchased. In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use a dealer to sell debt securities, we will sell the debt securities to the dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the debt securities they offer and sell. If we elect to use a dealer to sell debt securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

Debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Underwriters, agents and dealers participating in the distribution of our debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our debt securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

Unless we inform you otherwise in the applicable prospectus supplement, each series of our debt securities will be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange. However, we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of our debt securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the debt securities will develop.

In connection with an offering, the underwriters or agents may purchase and sell our debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities. Syndicate short positions involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if the debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be affected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Where You Can Find More Information

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (“SEC”) in accordance with the information requirements of the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC’s web site located at http://www.sec.gov and the web site of our parent company, Cleco Corporation, located at http://www.cleco.com. In addition, you may inspect our reports at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, a prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering of the debt securities is completed (File No. 1-05663):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 22, 2012;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 2, 2012; for the quarterly period ended June 30, 2012, filed with the SEC on July 31, 2012; and for the quarterly period ended September 30, 2012, filed with the SEC on October 30, 2012 and

•

our Current Reports on Form 8-K filed with the SEC on January 23, 2012, January 31, 2012, February 3, 2012, February 29, 2012, March 21, 2012, March 29, 2012, May 7, 2012, May 9, 2012 and September 13, 2012.

This prospectus is part of a registration statement we have filed with the SEC relating to our debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at:

Cleco Power LLC

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

Attn: Corporate Secretary

(318) 484-7400

Validity of Securities

The validity of any debt securities offered hereby will be passed upon for us by Locke Lord LLP, Houston, Texas. Wade A. Hoefling, our Senior Vice President—General Counsel and Director of Regulatory Compliance, will pass upon all matters of Louisiana law in this connection. At September 30, 2012, Mr. Hoefling beneficially owned 35,073 shares of Cleco Corporation common stock (including shares held under employee benefit plans). None of such shares were issued or granted in connection with the offering of the securities offered by this prospectus. Any underwriters or agents will be advised about the validity of the debt securities by their own counsel, which counsel will be named in the applicable prospectus supplement.

Experts

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cleco Power LLC for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the offering described in this registration statement will be as follows:

Securities and Exchange Commission registration fee	$54,560	*
Blue sky fees and expenses	10,000
Attorneys’ fees and expenses	50,000
Independent registered public accounting firm’s fees and expenses	10,000
Printing expenses	10,000
Rating agency fees	50,000
Trustee’s fees and expenses	20,000
Miscellaneous expenses	37,850

Total Expenses	$242,410

*	Actual; all other expenses are estimated.

Item 15.	Indemnification of Managers and Officers

Article IV of our Articles of Organization and Section 6 of our Operating Agreement provide that the management of our company is vested in our managers.

Section 1315A of the Louisiana Limited Liability Company Law (“LLLCL”) provides that, subject to specified limitations, the articles of organization or a written operating agreement of a limited liability company (“LLC”) may eliminate or limit the personal liability of a member or members, if management is reserved to the members, or a manager or managers, if management is vested in one or more managers, for monetary damages for breach of any duty provided for in Section 1314 of the LLLCL. Section 1314 of the LLLCL provides that a member, if management is reserved to the members, or a manager, if management is vested in one or more managers, shall be deemed to stand in a fiduciary relationship to the LLC and its members and shall discharge his duties in good faith, with the diligence, care, judgment and skill that an ordinary prudent person in a like position would exercise under similar circumstances. Section 1314 also provides that such a member or manager:

•	is protected in discharging his duties in relying in good faith upon specified records, opinions and other information, unless he has knowledge that makes such reliance unwarranted;

•	will not be liable for any action taken on behalf of the LLC if he performed the duties of his office in compliance with Section 1314;

•

will not be personally liable to the LLC or its members for monetary damages unless he engaged in grossly negligent conduct or conduct that demonstrates a greater disregard of the duty of care than gross negligence; and

•

in making business judgments, fulfills his duty by making such judgments in good faith, if he does not have a conflict of interest with respect to the business judgment, is informed with respect to the subject of the business judgment to the extent the member or manager reasonably believes to be appropriate under the circumstances and rationally believes that the judgment is in the best interests of the LLC and its members.

Section 1314 further provides that a person alleging a breach of the duty owed by a member or manager to an LLC has the burden of proving the alleged breach of duty, including the inapplicability of specified provisions of Section 1314 as to the fulfillment of the duty, and, in a damage action, the burden of proving that the breach was the legal cause of damage suffered by the LLC.

Article V of our Articles of Organization provides that no member or manager will be personally liable for any monetary damages for breach of any duty provided for in Section 1314 of the LLLCL, except as otherwise provided in Section 1315B of the LLLCL. Under Section 1315B, no provision of an LLC’s articles of organization or operating agreement limiting or eliminating liability may limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of criminal law. Article V of our Articles of Organization also provides that if the LLLCL is amended to authorize any further elimination or limitation of the personal liability of our member or any manager, the liability of such member or managers will be eliminated or limited to the fullest extent provided by the LLLCL, as amended. Article V further provides that any repeal or modification of Article V will not adversely affect any right or protection of any member or any manager with respect to any events occurring prior to the time of the repeal or modification.

Section 1315A of the LLLCL allows the articles of organization or a written operating agreement of an LLC to provide for the indemnification of a member or members, or a manager or managers, for judgments, settlements, penalties, fines or expenses incurred because he is or was a member or manager. Section 1315B provides that the indemnification provisions of Section 1315A may not limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of criminal law.

Section 6 of our Operating Agreement provides that we will fully release, indemnify and hold harmless the member and each manager and officer from and against any loss, claim or other liability incurred as a result of service to us, to the fullest extent permitted by the LLLCL, as amended from time to time. Section 6 of our Operating Agreement further provides that we may advance expenses incurred by or on behalf of any person claiming indemnity thereunder following receipt of an agreement from such person to reimburse us for expenses advanced in the event of a determination that such person claiming indemnity is not entitled to indemnification by us.

Item 16.	Exhibits.

See Index to Exhibits beginning on page II-6.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, the State of Louisiana, on October 31, 2012.

CLECO POWER LLC

By:	/s/ Bruce A. Williamson
Bruce A. Williamson Chief Executive Officer and Sole Manager

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darren J. Olagues, Wade A. Hoefling and Thomas R. Miller, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agent or agents, with full power to act with or without the other, and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and all instruments necessary or incidental thereto, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce A. Williamson Bruce A. Williamson	Chief Executive Officer and Sole Manager (Principal Executive Officer)	October 31, 2012

/s/ Darren J. Olagues Darren J. Olagues	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 31, 2012

/s/ Terry L. Taylor Terry L. Taylor	Controller and Chief Accounting Officer (Principal Accounting Officer)	October 31, 2012

The registrant reasonably believes that the security ratings to be assigned to the debt securities registered hereunder will make the securities “investment grade securities” pursuant to Transaction Requirement B.2 of Form S-3, prior to the sale of such securities.

INDEX TO EXHIBITS

Exhibit Number	Document Description	SEC File or Registration Number	Registration Statement or Report	Exhibit Reference
1*	Underwriting Agreement

2**	Joint Agreement of Merger of Cleco Utility Group Inc. with and into Cleco Power LLC dated December 15, 2000	333-52540	S-3/A (1/26/01)	2

3(a)**	First Amended and Restated Articles of Organization, dated April 30, 2010	1-5663	10-Q(5/5/10)	3.2

3(b)**	First Amended and Restated Operating Agreement of the Company, dated April 30, 2010	1-5663	10-Q (5/5/10)	3.3

4(a)(1)**	Indenture dated as of October 1, 1988 between the Company and Bankers Trust Company, as Trustee	333-132832	S-3 (3/30/06)	4(a)(1)

4(a)(2)**	First Supplemental Indenture, dated as of December 1, 2000, between Cleco Utility Group Inc. and The Bank of New York	333-52540	S-3/A (1/26/01)	4(a)(2)

4(a)(3)**	Second Supplemental Indenture, dated as of January 1, 2001, between Cleco Power LLC and The Bank of New York	333-52540	S-3/A (1/26/01)	4(a)(3)

4(a)(4)**	Third Supplemental Indenture, dated as of April 26, 2001, between Cleco Power LLC and the Bank of New York	1-5663	8-K (4/26/01)	4(a)

4(a)(5)**	Fourth Supplemental Indenture, dated as of February 1, 2002, between Cleco Power LLC and the Bank of New York	1-5663	8-K (2/06/02)	4.1

4(a)(6)**	Fifth Supplemental Indenture, dated as of May 1, 2002, between Cleco Power LLC and The Bank of New York	1-5663	8-K (5/8/02)	4.1

4(a)(7)**	Sixth Supplemental Indenture, dated as of April 28, 2003, between Cleco Power LLC and The Bank of New York	1-5663	8-K (4/28/03)	4.1

4(a)(8)**	Seventh Supplemental Indenture, dated as of July 6, 2005, between Cleco Power LLC and The Bank of New York Trust Company, N.A	1-5663	8-K (7/6/05)	4.1

4(a)(9)**	Eighth Supplemental Indenture, dated as of November 30, 2005, between Cleco Power LLC and The Bank of New York Trust Company, N.A	1-5663	8-K (11/28/05)	4.1

4(a)(10)**	Ninth Supplemental Indenture, dated as of June 3, 2008, between Cleco Power LLC and The Bank of New York Trust Company, N.A.	1-5663	8-K (6/2/08)	4.1

4(a)(11)**	Tenth Supplemental Indenture, dated as of November 13, 2009, between Cleco Power LLC and The Bank of New York Mellon Trust Company, N.A. (as successor trustee)	1-5663	8-K (11/12/09)	4.1

Exhibit Number	Document Description	SEC File or Registration Number	Registration Statement or Report	Exhibit Reference

4(a)(12)**	Eleventh Supplemental Indenture, dated as of November 15, 2010, between Cleco Power LLC and The Bank of New York Mellon Trust Company, N.A. (as successor trustee)	1-5663	8-K (11/15/10)	4.1

4(b)**	Agreement of Resignation, Appointment and Acceptance (appointing successor Trustee) dated as of April 1, 1996 by and among Central Louisiana Electric Company, Inc., Bankers Trust Company and The Bank of New York	333-02895	S-3 (4/29/96)	4(a)(2)

4(c)**	Form of Note (included in Exhibit 4(a)(1))	333-132832	S-3 (3/30/06)	4(a)(1)

5	Opinion of Locke Lord LLP

12.1**	Statement of Computation of Ratio of Earnings to Fixed Charges for the twelve-month periods ended December 31, 2011, 2010, 2009, 2008 and 2007	1-5663	10-K (2/22/12)	12(b)

12.2**	Statement of Computation of Ratio of Earnings to Fixed Charges for the three-, nine- and twelve-month periods ended September 30, 2012	1-5663	10-Q (10/30/12)	12(b)

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Locke Lord LLP (included in the opinion filed as Exhibit 5)

24	Power of Attorney (included on page II-5 of this registration statement)

25	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture

*	To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
**	Incorporated herein by reference as indicated.